EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

	Percentage Owned	Jurisdiction of Incorporation
Heritage Bank	100%	United States
HopFed Capital Trust I	100%	Delaware

SUBSIDIARIES OF HERITAGE BANK

	Percentage Owned	Jurisdiction of Incorporation
Fall & Fall Insurance, Inc.	100%	Kentucky